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                                                                     EXHIBIT 2.4

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of March 29, 2002, between LIN TV Corp., a Delaware corporation ("LIN"), and Sunrise Television Corp., a Delaware corporation ("Sunrise").

         WHEREAS, LIN and Sunrise entered into an Agreement and Plan of Merger dated as of February 19, 2002 (the "Merger Agreement"), pursuant to which, among other things, at the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, Sunrise will be merged with and into LIN with LIN continuing as the surviving corporation; and

         WHEREAS, LIN and Sunrise desire to amend the Merger Agreement as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Amendments.

                  (a) The Glossary of Defined Terms to the Merger Agreement is hereby amended by adding the following terms in alphabetical order with the other defined terms set forth in such Glossary of Defined
         Terms:

                           "Determination Date...................................................   Section 2.1(d)
                           North Dakota Sale Agreement...........................................   Section 2.1(d)
                           Reserved LIN Shares...................................................   Section 2.1(g)"

                  (b) Sections 2.1(a)-(d) of the Merger Agreement are hereby amended by deleting Sections 2.1(a)-(d) in their entirety and by substituting in lieu thereof the following provisions:

                           "2.1     Effect on Outstanding Sunrise Capital Stock.

                                    (a) Each share of Class A common stock, par
                           value $0.01 per share, of Sunrise ("Sunrise Class A Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Sunrise Class A Common Stock held as treasury shares by Sunrise) shall by virtue of the Merger and without any action on the part of LIN, Sunrise, or the holder thereof, cease to exist and be converted into the right to receive 20.2784 validly issued, fully paid, and non-assessable shares of Class A common stock, par value $0.01 per share, of LIN having the rights, powers, privileges, qualifications, limitations, and restrictions set forth in the Second Amended and Restated Charter ("New LIN Class A Common Stock"); provided, however, that if the transactions contemplated by the North Dakota Sale Agreement have not consummated as of the Effective Time, the Exchange Ratio shall be deemed to be [10.5634].

                                    (b) Each share of Class B common stock, par
                           value $0.01 per share, of Sunrise ("Sunrise Class B Common Stock" and, together with the Sunrise Class A Common Stock, the "Sunrise Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Sunrise Class B Common Stock held by Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., or their respective affiliates (collectively, "HMTF") or as treasury shares by Sunrise) shall by virtue of the Merger and without any action on the part of LIN, Sunrise, or the holder thereof, cease to exist and be converted into the right to receive 20.2784 validly issued, fully paid, and non-assessable shares of New LIN Class A Common Stock; provided, however, that if the transactions contemplated by the North Dakota Sale Agreement have not consummated as of the Effective Time, the Exchange Ratio shall be deemed to be [10.5634].

                                    (c) Each share of Class B Common Stock held
                           by HMTF and issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of LIN, Sunrise, or the holder thereof, cease to exist and be converted into the right to receive 20.2784 validly issued, fully paid, and non-assessable shares of Class B common stock, par value $0.01 per share, of LIN having the rights, powers, privileges, qualifications, limitations, and restrictions set forth in the Second Amended and Restated Charter ("New LIN Class B Common Stock" and, together with the New LIN Class A Common Stock, the "New LIN Common Stock"); provided, however, that if the transactions contemplated by the North Dakota Sale Agreement have not consummated as of the Effective Time, the Exchange Ratio shall be deemed to be [10.5634].

                                    (d) As used herein, the term (i)
                           "Determination Date" means May 31, 2002, provided that in the event that the Extension Fee (as defined in the North Dakota Sale Agreement) is paid in accordance with Section 13.1.2 of the North Dakota Sale Agreement, then June 30, 2002; (ii) "Exchange Ratio" means the ratio of the New LIN Common Stock to be issued in exchange for each whole share of Sunrise Common Stock, (iii) "Merger Consideration" means the shares of New LIN Common Stock to be issued to the holders of Sunrise Common Stock in accordance with this Section 2.1 and any cash in lieu of fractional shares of New LIN Common Stock to be paid in accordance with Section 2.6, and (iv) "North Dakota Sale Agreement" means the Amended and Restated Asset Purchase Agreement dated as of March 28, 2002, among STC and STC License Company, as sellers, and Smith Television of North Dakota, Inc. and Smith Television of North Dakota License Holdings, Inc., as purchasers."

                  (c) The following new Section 2.1(g) of the Merger Agreement is hereby added to the Merger Agreement:

                           "(g) In the event the Effective Time occurs prior to
                  the Determination Date and the transactions contemplated by the North Dakota Sale Agreement have not be consummated prior to the Effective Time, LIN shall reserve for issuance pursuant to the terms and subject to the conditions of this Section 2.1(g) that number of shares of New LIN Common Stock equal to the difference between the aggregate number of shares that would be issuable to all former holders of Sunrise Common Stock under the 20.2784 Exchange Ratio and the aggregate number of shares issuable to all former holders of Sunrise Common Stock under the [10.5634] Exchange Ratio (the "LIN Reserved Shares"). In the event that the transactions contemplated by the North Dakota Sale Agreement shall be consummated after the Effective Time but on or prior to the


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                  Determination Date, LIN shall issue to each holder of New LIN
                  Common Stock who was a holder of Sunrise Common Stock immediately prior to the Effective Time that number of shares of New LIN Common Stock equal to the difference between (i) the number of shares of New LIN Common Stock issued to such holder under the [10.5634] Exchange Ratio and (ii) the number of shares of New LIN Common Stock that would have been issued to such holder in the event that the Exchange Ratio had been
                  20.2784. In the event that the transactions contemplated by the North Dakota Sale Agreement shall not have been consummated as of the Determination Date, LIN shall have no obligations under this Section 2.1(g), including in respect of the LIN Reserved Shares."

                  (d) Section 6.1(b)(vii) of the Merger Agreement is hereby amended by deleting Section 6.1(b)(vii) in its entirety and by substituting in lieu thereof the following provision:

                           "(vii) in respect of the North Dakota Sale Agreement
                  decrease the amount of the total consideration, including the amount thereof that is cash consideration, provided therein or extend the timing of payment thereof; or"

                  (e) The last sentence of Section 5.6 of the Merger Agreement is hereby amended by deleting such sentence in its entirety and by substituting in lieu thereof the following sentence:

                           "Notwithstanding any other provision of this
                  Agreement to the contrary, in the event that (i) LIN shall update the LIN Disclosure Letter in respect of the consummation of the transactions contemplated by the Asset Purchase Agreement, dated as of January 25, 2002, between LIN Television Corporation and Super Towers, Inc. relating to LIN's sale of WNAC-TV, such updates shall not be deemed to constitute a breach of any representation or warranty of LIN contained in Article IV, or (ii) Sunrise shall update the Sunrise Disclosure Letter in respect of the consummation of the transactions contemplated by the North Dakota Sale Agreement, such updates shall not be deemed to constitute a breach of any representation or warranty of Sunrise contained in Article III."

                  (f) Section 7.1(e) of the Merger Agreement is hereby amended by deleting Section 7.1(e) in its entirety and by substituting in lieu thereof the following provision:

                           "(e)     Advisory Committee Approvals. Any required
                  approval of the Advisory Committee of each of Hicks, Muse, Tate & Furst Equity Fund III, L.P. and Hicks, Muse, Tate & Furst Equity Fund IV, L.P. in respect of the transactions contemplated hereby shall have been obtained."

                  (g) Section 7.1(f) of the Merger Agreement is hereby amended by deleting Section 7.1(f) in its entirety and by substituting in lieu thereof the following provision:

                           "(f) Payoff of Credit Agreement. In the event the
                  transactions contemplated by the North Dakota Sale Agreement shall have been consummated prior to the Closing, all indebtedness under the Amended and Restated Credit Agreement dated as of June 2, 1998, among Sunrise, STC, JPMorgan Chase Bank, as administrative agent, Bank of America, N.A., as documentation agent, and Citicorp USA, Inc., as syndication agent, as amended (the "Credit Agreement"), shall be discharged in full."

                  (h) The last sentence of Item 2 of Section 3.3 - (No Conflicts) of the Sunrise Disclosure Letter is hereby deleted in its entirety.


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                  (i) Items 2 and 3 of Section 3.17 (Employee Arrangements and
         Benefit Plans) of the Sunrise Disclosure Letter are hereby deleted in their entirety and by substituting in lieu thereof the following Items:

                           "2)      Non-Qualified Stock Option Letter Agreement
                  of Sunrise Television Corp. and William Cunningham, effective February 8, 2002, as amended by the First Amendment to Non-Qualified Stock Option Letter Agreement dated as of March 28, 2002.

                           3) Non-Qualified Stock Option Letter Agreement of Sunrise Television Corp. and William S. Banowsky, Jr., effective February 8, 2002, as amended by the First Amendment to Non-Qualified Stock Option Letter Agreement dated as of March 28, 2002."

         2. Certain Definitions. Capitalized terms used without definition in this Amendment have the meanings set forth in the Merger Agreement (as amended hereby).

         3. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and maybe appended to, any other counterpart.

         4. Effect; Governing Law. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         5. Consent to Amend Asset Purchase Agreement. LIN hereby, pursuant to Section 6.1(b)(vii) of the Merger Agreement (prior to its amendment hereby) gives its consent to the amendment of the Asset Purchase Agreement dated as of February 8, 2002, among STC and STC License Company, as sellers, and Smith Television of North Dakota, Inc. and Smith Television of North Dakota License Holdings, Inc., as purchasers, as reflected by the Amended and Restated Asset Purchase Agreement dated as of March 28, 2002.

                                    * * * * *

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                LIN TV CORP.



                                By:     /s/ Gary R. Chapman
                                       ----------------------------------------
                                Name:   Gary R. Chapman
                                Title:  Chairman of the Board, President and
                                        Chief Executive Officer



                                SUNRISE TELEVISION CORP.



                                By:    /s/ David A. Fitz
                                      -----------------------------------------
                                Name:  David A. Fitz
                                Title: Executive Vice President and
                                       Chief Financial Officer